SIGNATURE EYEWEAR COMPLETES ACQUISITION OF CALIFORNIA DESIGN STUDIOS

INGLEWOOD, Calif.--(BUSINESS WIRE)--June 24, 1999--Signature Eyewear (Nasdaq/NM:SEYE - NEWS) Thursday announced that it has acquired the assets of California Design Studios, a leading designer and marketer of prescription eyeglass frames and ready-to-wear sunglasses.

As anticipated, the total consideration for the purchase was $9.0 million, consisting of $1.1 million in cash, a promissory note and other deferred payments amounting to $1.75 million, and the assumption of approximately $6.15 million of the acquired company's liabilities, which consist of obligations to its principal frame supplier and other trade payables.

The frame supplier has agreed to accept a payment plan in the amount of $4.6 million over 36 months. The company anticipates recording approximately $4.5 million in goodwill in connection with the transaction.

"We are extremely pleased to have completed this acquisition, which brings to Signature Eyewear exciting, new optical frame lines, including Dakota Smith, Nicole Miller, and Nukes, which add important breadth to our existing product portfolio," said Julie Heldman, Signature's president.

"We expect to consolidate our operations by year end and believe the acquisition will be accretive to earnings by the second fiscal quarter next year."

Founded in 1992, California Design Studios is a privately owned company based in Westlake Village, Calif., with 57 domestic employees. The company posted annual revenues for the fiscal year ended April 30, 1999, of $8.6 million and total assets of approximately $4.6 million.

Eyeglass frames in the Nicole Miller collection, influenced by this leading New York designer's clothing and accessories lines, are vibrantly colored to target the fashion-conscious woman.

Dakota Smith, the well-known proprietary optical brand, offers cutting-edge unisex designs. And the Nukes sunwear collection consists exclusively of high-styled ready-to-wear sunwear. All of the California Design Studio collections are supported by eye-catching point-of-purchase displays.

Signature Eyewear is a leading designer and marketer of prescription eyeglass frames under internationally recognized brand names such as: Laura Ashley Eyewear, the premier feminine collection; Eddie Bauer Eyewear, the casual lifestyle collection for men and women; and Hart Schaffner & Marx, the distinctively masculine collection.


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In the spring of 2000, the company expects to release Coach Eyewear, a refined collection for the discerning consumer, and Eddie Bauer Performance Sunwear featuring patented Oakley performance lenses. The company further distinguishes itself through innovative sales and merchandising programs that are unique to the optical industry.

Signature Eyewear's products are distributed in the United States and internationally to opticians, optometrists and ophthalmologists and sold directly to major national retail chains. For more information about Signature Eyewear, visit the company's Web site at WWW.SIGNATUREEYEWEAR.COM.

This news release contains certain forward-looking statements that involve risks and uncertainties. Such statements include, but are not limited to, the company's ability to maintain its current level of financial performance, successfully integrate California Design Studios into the company's operations, expand its eyewear business and launch Coach Eyewear and Eddie Bauer Performance Sunwear. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the company's 1998 annual report on form 10-K and other periodic reports filed with the Securities and Exchange Commission.

CONTACT:

     Signature Eyewear, Inglewood
     Michael Prince, 310/330-2700
             or
     Framan Associates
     Judie Framan, 505/897-8505
             or
     Pondel/Wilkinson Group
     Robert M. Whetstone, 310/207-9300


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